Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Entera Bio Ltd.
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 0.0000769 per share, to be issued under the Entera Bio Ltd. 2018 Equity Incentive Plan	Other	1,788,515	$1.45	$2,593,346.75	$147.60 per $1,000,000	$382.78

Total Offering Amounts					$2,593,346.75		$382.78

Total Fee Offsets(3)							—

Net Fee Due							$382.78

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, par value NIS 0.0000769 per share (“Ordinary shares”), of Entera Bio Ltd. (the “Registrant”) that become issuable under the Entera Bio Ltd. 2018 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Ordinary Shares.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of an Ordinary Share as reported on the Nasdaq Capital Market on August 5, 2024.

(3)	The Registrant does not have any fee offsets.